Exhibit 5


                                                          William J. Calise, Jr.
                                                           Senior Vice President
                                                   General Counsel and Secretary

                                           777 East Wisconsin Avenue, Suite 1400
                                                             Milwaukee, WI 53202
                                                   414.212.5355 Fax 414.212.5357
                                                      wjcalise@corp.rockwell.com

                                                                        Rockwell
                                                                      Automation







December 11, 2002


Rockwell Automation, Inc.
777 East Wisconsin Avenue
Suite 1400
Milwaukee, WI 53202

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Rockwell Automation, Inc., a Delaware corporation (the "Company"), and am delivering this opinion in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") registering under the Securities Act of 1933, as amended (the "Act"), 500,000 shares of Common Stock, par value $1 per share, of the Company, including the associated Preferred Share Purchase Rights (the "Common Shares"), that may be delivered pursuant to the Rockwell Automation, Inc. 2003 Directors Stock Plan (the "Plan").

I have examined such documents, records and matters of law as I have deemed necessary as a basis for the opinion hereinafter expressed. On the basis of the foregoing, and having regard for legal considerations that I deem relevant, I am of the opinion that when the Registration Statement becomes effective under the Act, any newly issued Common Shares delivered pursuant to the Plan will, when so delivered, be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

I express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware (as well as applicable provisions of the Delaware constitution and applicable reported judicial decisions) and the Federal laws of the United States.


Very truly yours,



/s/ William J. Calise, Jr.